EXHIBIT A

JOINT FILING AGREEMENT
April 27, 2026
In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Amendment No.1 to Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth above.

ROBERTSON HOLDING COMPANY, L.P.

/s/ John Adam Robertson
Name: John Adam Robertson
Title: General Partner

/s/ Aaron A. Robertson
Name: Aaron A. Robertson
Title: General Partner

JOHN ADAM ROBERTSON

/s/ John Adam Robertson
John Adam Robertson

AARON A. ROBERTSON

/s/ Aaron A. Robertson
Aaron A. Robertson

EDWIN G. ROBERTSON CHILDREN’S IRREVOCABLE TRUST

/s/ John Adam Robertson
Edwin G. Robertson Children’s Irrevocable Trust
Title: Sole Trustee

CRAIG E. ROBERTSON CHILDREN’S IRREVOCABLE TRUST

/s/ Aaron A. Robertson
Craig E. Robertson Children’s Irrevocable Trust
Title: Sole Trustee